                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           SPACETEC IMC CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           SPACETEC IMC CORPORATION
               ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

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        ________________________________________________________________________

                           SPACETEC IMC CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The 1998 Annual Meeting of Shareholders of Spacetec IMC Corporation, a Massachusetts corporation (the "Company"), will be held at The American Textile History Museum, 491 Dutton Street, Lowell, Massachusetts 01854 at 10:00 a.m. on Thursday, July 30, 1998 for the following purposes:

    1. To elect two directors to hold office for a term of three years as Class III Directors and until their respective successors are duly elected and qualified.

    2. To transact such other business as may be in furtherance of or incidental to the foregoing or as may otherwise properly come before the meeting.

  Only shareholders of record at the close of business on June 15, 1998 will be entitled to vote at the meeting or any adjournment thereof.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                          By order of the Board of Directors,

                                          C. Raymond Boelig, President

Dated: June 22, 1998

                           SPACETEC IMC CORPORATION

                                THE BOOTT MILLS
                            100 FOOT OF JOHN STREET
                       LOWELL, MASSACHUSETTS 01852-1126
                           TELEPHONE: (978) 275-6100

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited on behalf of the Board of Directors of Spacetec IMC Corporation (the "Company") for use at the 1998 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the American Textile History Museum, 491 Dutton Street, Lowell, Massachusetts 01854 at 10:00 a.m. on Thursday, July 30, 1998, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being mailed to shareholders is June 22, 1998.

  The principal business expected to be transacted at the Annual Meeting, as more fully described below, will be the election of two Class III Directors.

  The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

  The Company will bear the cost of the solicitation of proxies, including the charges and expense of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and employees of the Company, without additional remuneration, in person or by telephone.

                     VOTING SECURITIES AND VOTES REQUIRED

  Only shareholders of record at the close of business on June 15, 1998 will be entitled to vote at the Annual Meeting. On that date the Company had outstanding 7,132,601 shares of Common Stock, $0.01 par value per share (the "Common Stock"), each of which is entitled to one vote. A majority in interest of the outstanding Common Stock, represented at the Annual Meeting in person or by proxy, constitutes a quorum for the transaction of business. Shares represented by proxies which contain one or more abstentions or broker "non-votes," are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. A plurality of the votes cast is required to elect each nominee for director.

                                SHARE OWNERSHIP

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 15, 1998 by (i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock, (ii) the executive officers named in the Summary Table, (iii) the directors and nominees for election as directors of the Company, and (iv) all current executive officers and directors of the Company as a group and the percentage of shares represented thereby:

                                                       SHARES OF COMMON STOCK
                                                       BENEFICIALLY OWNED(1)
                                                     --------------------------
 BENEFICIAL OWNER                                     SHARES   PERCENT OF CLASS
 ----------------                                    --------- ----------------
5% STOCKHOLDERS
Dennis T. Gain(2)................................... 1,586,941       21.4%
 30 Boren Lane
 Boxford, MA 01921
J. Grant Jagelman(3)................................   567,039        7.6%
 Level 8 139 Macquarie St.
 Sydney, NSW 2000 Australia
Gain Family Trust(4)................................ 1,046,590       14.1%
OTHER DIRECTORS AND NOMINEES FOR DIRECTOR
C. Raymond Boelig(5)................................    20,000          *
Morton E. Goulder(6)................................   143,809        1.9%
Jerry H. Loyd(7)....................................    41,809          *
George R. Rea(8)....................................    14,700          *
Patrick J. Sullivan(9)..............................    24,000          *
OTHER NAMED EXECUTIVE OFFICERS
John A. Hilton(10)..................................   174,311        2.4%
Joyce A. Ouellette(11)..............................    69,100          *
A. Lorne Grant(12)..................................    20,000          *
Neil M. Rossen(13)**................................    16,450          *
All directors, nominees for director and executive
 officers (10 persons) as a
 group(14).......................................... 2,661,709       35.8%

--------
 *  Less than one percent.
** As of June 11, 1998, individual was no longer an executive officer of the Company.
 (1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Includes shares of Common Stock issuable pursuant to outstanding options which may be exercised within 60 days after June 15, 1998. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.
 (2) Includes (i) 1,046,590 shares held by the Gain Family Trust, a trust for the benefit of certain members of the family of Dennis T. Gain and of which Mr. Gain is the sole trustee, (ii) 34,000 shares of Common Stock subject to options held by Mr. Gain exercisable as of June 15, 1998 or within 60 days thereafter and (iii) 75,000 shares held by Mr. Gain's wife and children and (iv) 37,600 shares held by the Gain New Zealand Trust of which Mr. Gain is a Trustee (v) 291,667 shares held by 3D Open Motion of which Mr. Gain is majority owner.

 (3) Includes (i) 446,420 shares held by Rhetford Pty. Ltd., an Australian corporation of which Mr. Jagelman is Chief Executive Officer and of which his family members own 100% of the stock, (ii) 27,396 shares held by the Group Superannuation Fund, an Australian retirement trust of which Mr. Jagelman holds a 100% interest, (iii) 40,623 shares of Common Stock held by Mr. Jagelman's wife and children and mother-in-law and (iv) 52,067 shares of Common stock subject to options held by Mr. Jagelman exercisable as of June 15, 1998 or within 60 days thereafter.
 (4) The Gain Family Trust is a trust for the benefit of certain family members of Dennis T. Gain, director of the Company and the former President and Chief Executive Officer. Mr. Gain is the sole trustee of the Gain Family Trust and has sole voting control and investment power over the shares held by the trust.
 (5) Includes 20,000 shares of Common Stock subject to options held by Mr. Boelig exercisable as of June 15, 1998 or within 60 days thereafter.
 (6) Includes 23,000 shares of Common Stock subject to options held by Mr. Goulder exercisable as of June 15, 1998 or within 60 days thereafter.
 (7) Includes 23,000 shares of Common Stock subject to options held by Mr. Loyd exercisable as of June 15, 1998 or within 60 days thereafter.
 (8) Includes 14,700 shares of Common Stock subject to options held by Mr. Rea exercisable as of June 15, 1998 or within 60 days thereafter.
 (9) Includes 21,000 shares of Common Stock subject to options held by Mr. Sullivan exercisable as of June 15, 1998 or within 60 days thereafter.
(10) Includes 39,400 shares of Common Stock subject to options held by Mr. Hilton exercisable as of June 15, 1998 or within 60 days thereafter. Includes 54,800 shares held by Mr. Hilton's wife.
(11) Includes 49,100 shares of Common Stock subject to options held by Ms. Ouellette exercisable as of June 15, 1998 or within 60 days thereafter.
(12) Includes 20,000 shares of Common Stock subject to options held by Mr. Grant exercisable as of June 15, 1998 or within 60 days thereafter.
(13) Includes 15,000 shares of Common Stock subject to options held by Mr. Rossen exercisable as of June 15, 1998 or within 60 days thereafter.
(14) Includes shares and options described in footnotes (2) and (3) and (5-
     12).

                             ELECTION OF DIRECTORS

  The number of directors is currently set at seven members. In September 1997, the Board of Directors was increased to six members and George R. Rea was elected as a Class I Director by the unanimous vote of the Board of Directors. In March 1998, the Board of Directors was increased to seven members and C. Raymond Boelig was elected as a Class II Director by the unanimous vote of the Board of Directors. The Company's Restated Articles of Organization provide that the Board of Directors is divided into three classes, two of which consist of two directors and one of which consists of three directors. Each director serves for a three year term, with one class of directors being elected at each annual meeting. At the Annual Meeting, two directors will be elected to hold office as Class III Directors for three years and until their successors are duly elected and qualified. Dennis T. Gain and Morton E. Goulder, who are presently serving as Class III Directors, have been nominated for re-election by the Board of Directors.

  Pursuant to a Separation Agreement dated as of March 18, 1998 between the Company and Mr. Gain, the Company's Board of Directors agreed, subject to its fiduciary and other legal duties under the laws of the Commonwealth of Massachusetts and the United States of America, to nominate Mr. Gain as a Class III director, for election to the Board of Directors at the 1998 Annual Meeting, and shall instruct all proxies named by the Board of Directors to vote for the election of Mr. Gain.

  Unless a completed proxy withholds authority to vote for the nominees or is a broker non-vote, the shares represented by such proxy will be voted for the election of the nominees of the Board of Directors. If any of the nominees are unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the Board of Directors.

                     OCCUPATIONS OF DIRECTORS AND OFFICERS

  The following table sets forth each Class I Director, Class II Director, Class III Director and the executive officers of the Company, their ages and present positions with the Company:

     NAME                    AGE                     POSITION
     ----                    ---                     --------
C. Raymond Boelig..........   44 President, Chief Operating Officer and Class II
                                 Director
Neil M. Rossen*............   52 Vice President and Chief Financial Officer
John A. Hilton.............   38 Vice President and Chief Technology Scientist
A. Lorne Grant.............   53 Vice President, Engineering
Joyce A. Ouellette.........   40 Vice President, OEM Sales, Business Development
                                 & ISV Relations
Dennis T. Gain**...........   55 Class III Director
Patrick J. Sullivan(2).....   43 Class II Director
Morton E. Goulder(1)(2)**..   77 Class III Director
J. Grant Jagelman(2).......   56 Class I Director
Jerry H. Loyd(1)(2)........   68 Class II Director
George R. Rea..............   60 Class I Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee
 * As of June 11, 1998, individual was no longer an executive officer of the Company.
** Nominee for Class III Director

  C. Raymond Boelig has been a director of the Company since March 1998, President since February 1998 and Chief Operating Officer since December 1997 and Vice President since July 1997. Prior to joining the Company, Mr. Boelig was President of Bitstream Inc. (BITS) NASDAQ since July, 1993, and Vice President of Sales & Marketing since February 1991. Mr. Boelig holds a B.S. degree in business administration from the University of New Hampshire.

  Neil M. Rossen served as Vice President and Chief Financial Officer since November 1996 until his resignation on June 11, 1998. Mr. Rossen previously held senior financial and operational positions with Northern Telecom Inc., in Europe from 1978 through 1982, and senior financial positions with Data General Corporation both in Europe and the United States from 1982 until 1989. Between 1990 and 1992 Mr. Rossen was Vice President of Marketing and Sales of PAGG Corporation a contract manufacturer. From 1993 through 1996 Mr. Rossen was an investor in and officer of Intelliphone, a privately held interconnect Company. Mr. Rossen holds a Bachelor of commerce degree from the University of Cape Town, South Africa and qualified as a Chartered Accountant (S.A.).

  John A. Hilton has served as Vice President since its incorporation in April 1991 and Chief Technology Scientist since 1997. Mr. Hilton holds a B.S. degree in Computer Science, and B.E. and M.E. degrees in mechanical engineering from the University of Sydney, Australia.

  A. Lorne Grant has served as Vice President of Engineering since March 1997. From 1995 until 1997, Mr. Grant served as a consultant to area high technology firms, including Spacetec IMC Corporation. Mr. Grant served as Chief Executive Officer of Nexus Integrated Services Corporation from 1990 through 1995.

  Joyce A. Ouellette has served as Vice President since 1992 and is currently the Vice President of Business Development, OEM Sales and ISV Relations since August 1997. Ms. Ouellette holds a B.S. degree in business from North Adams State College.

  Dennis T. Gain has been a director of the Company since its incorporation in April 1991. In addition, Mr. Gain was Chairman of the Board and served as President and Chief Executive Officer of the Company from its incorporation in April 1991 until February 1998. Mr. Gain has a B.E. degree and Post Graduate Associate degree in Metallurgy from the University of Otago, New Zealand and a
B. Comm. Degree in Finance from the University of Auckland, New Zealand.

  Patrick J. Sullivan has been a director of the Company since February 1997. Mr. Sullivan has extensive consumer electronics and computer industry experience. Mr. Sullivan served as Vice President of the Merchandising Group of Digital Equipment Corporation since 1993. Mr. Sullivan attended Northeastern University and Arizona State University.

  Morton E. Goulder has been a director of the Company since January 1994. Since 1977, Mr. Goulder's principal occupation has been President of M.E. Goulder Enterprises, a consulting firm specializing in high technology. Mr. Goulder is also a director of Computer Devices, Inc. and several private high technology companies. Mr. Goulder has a B.S. degree in Applied Physics from Massachusetts Institute of Technology.

  J. Grant Jagelman has been a director of the Company since its inception in April 1991. He was the Chairman of Spatial Systems Ltd. ("SSL"), an Australian public company, from 1986 to July 1997 when SSL was merged into the Company.

  Jerry H. Loyd has been a director of the Company since January 1994. Mr. Loyd was a managing director of Morgan Stanley at the time of his retirement in 1985. Mr. Loyd has a B.S. degree in each of Business and Engineering from the University of Vermont and has an M.B.A. from New York University.

  George R. Rea has been a director of the Company since September 1997. Mr. Rea has been a consultant, investor, and board member of Conner Peripherals Inc. since 1994. Prior to this, Mr. Rea was Executive Vice President of Storage Systems Group from 1992 until his retirement in 1994. In addition, Mr. Rea is a director of Imaging Technologies International LLC.

COMMITTEES OF THE BOARD

  The Audit Committee, of which Mr. Goulder and Mr. Loyd are currently members, is responsible for providing the Board of Directors with an independent review of the financial health of the Company and its financial controls and reporting. Its primary functions are to recommend independent auditors to the Board of Directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of the Company's financial controls and procedures. The Audit Committee met once in Fiscal Year 1998.

  The Compensation Committee, of which Messrs. Jagelman, Goulder, Loyd and Sullivan are currently members, acts for the Board of Directors with respect to the Company's compensation practices and implementation thereof. The Compensation Committee sets and implements the compensation of the Company's officers and administers the Company's stock plans. The Compensation Committee held two meetings in Fiscal Year 1998.

  The Board of Director does not have a standing nominating committee.

  The Board of Directors held eleven meetings during Fiscal Year 1998. No director attended less than 75% of the aggregate meetings of the Board of Directors and all committees of the Board of Directors on which such director served during Fiscal Year 1998.

DIRECTOR COMPENSATION

  Directors receive no cash compensation for their services. All directors who are not employees of the Company (the "Eligible Directors"), however, are currently eligible to participate in the Amended and Restated 1995 Director Stock Option Plan, as amended, (the "Director Plan"). Under the Director Plan, each Eligible Director receives, on the date such person is first elected to the Board, an option to purchase 10,000 shares (the "Initial Option") of the Company's Common Stock, such shares vesting over two years. Subsequent to the grant of the Initial Option, each Eligible Director who is a director on each December 31st thereafter receives an option to purchase an additional 10,000 shares of Common Stock, such shares vesting over two years. All options granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant. Each option granted under the Director Plan expires ten years from the date of grant.

  During Fiscal Year 1998, Messrs. Goulder, Jagelman, Loyd, Rea and Sullivan each received an option to purchase 10,000 shares of Common Stock which was immediately exercisable with respect to 30% of such shares and will become exercisable with respect to 30% and 40% on December 31, 1998 and December 31, 1999 respectively. In addition, Mr. Rea, upon his election to the Board of Directors, also received and Initial Option of 10,000 shares of Common Stock which was immediately exercisable with respect to 30% of such shares and will become exercisable with respect to 30% and 40% of such shares on September 11, 1998 and September 11, 1999 respectively.

  In addition to the Options granted pursuant to the Director Plan on November 20, 1997 each of Messrs. Rea and Sullivan were granted options from the 1993 Amended and Restated Stock Option Plan to purchase 9,000 and 10,000 shares of Common Stock, respectively, in connection with their participation on a technology advisory committee of the Company. The options were immediately exercisable with respect to 30% of such shares and which will become exercisable with respect to 30% and 40% of such shares on November 20, 1998 and November 20, 1999 respectively.

                 COMPENSATION AND OTHER INFORMATION CONCERNING
                            DIRECTORS AND OFFICERS

SUMMARY COMPENSATION TABLE

  The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Company to (i) the Company's Chief Executive Officer, (ii) the Company's former Chief Executive Officer (through February 1998), (iii) each of the Company's most highly compensated executive officers who were serving as of March 31, 1998, and (iv) a former executive officer who would have been among the Company's four most highly compensated executive officers, but for the fact that he was not serving in that capacity as of March 31, 1998.

                                       ANNUAL                                 ALL OTHER
                                    COMPENSATION                             COMPENSATION
                         ----------------------------------                  ------------
                                                             LONG-TERM
                                                            COMPENSATION
                                                               AWARDS
                                                  OTHER      SECURITIES
NAME AND PRINCIPAL                                ANNUAL     UNDERLYING
POSITION                 YEAR  SALARY   BONUS  COMPENSATION  OPTIONS #            $
------------------       ---- -------- ------- ------------ ------------     ------------
C. Raymond Boelig....... 1998 $ 85,925     --       --        100,000          $37,070(1)
 President, Chief
  Operating              1997      --      --       --            --               --
 Officer and Director    1996      --      --       --            --               --
Dennis T. Gain.......... 1998 $148,205     --       --         58,000(2)(3)    $37,575(3)(4)
 Former President, CEO,  1997 $180,000     --       --            --           $ 3,507(4)
 and Chairman of the
  Board                  1996 $135,000     --       --         40,000          $ 3,237(4)
Neil M. Rossen.......... 1998 $110,000     --       --         75,000(2)           --
 Vice President and      1997 $ 37,800     --       --         50,000              --
 Chief Financial Officer 1996      --      --       --            --               --
John A. Hilton.......... 1998 $110,000     --       --         15,500(2)           --
 Vice President and      1997 $110,000     --       --          7,500              --
 Chief Technology
  Scientist              1996 $ 93,333     --       --         42,000              --
Joyce A. Ouellette...... 1998 $ 98,300     --       --         29,500(2)       $54,545(5)
 Vice President, OEM
  Sales                  1997 $ 90,000     --       --            --           $45,625(5)
 Business Development &
  ISV Relations          1996 $ 89,000     --       --         62,000          $64,000(5)
A. Lorne Grant.......... 1998 $120,000 $16,000    2,000(6)    100,000          $ 4,925(7)
 Vice President,
  Engineering            1997 $ 29,600     --       --            --               --
                         1996              --       --            --               --
James J. Wick........... 1998 $ 93,711     --       --         15,500(2)       $17,401(8)
 Former Vice President,  1997 $110,000     --       --          7,500              --
 and Chief Technology
  Officer                1996 $ 92,000     --       --         32,000              --

--------
(1) Consists of sales commissions paid to Mr. Boelig for each respective fiscal year. Mr. Boelig and the Company entered into an Employment Agreement dated April 1, 1998. See "Certain Relationships and Related Transactions."
(2) Includes options granted pursuant to the repricing of options described under the caption "Option Repricing" and disclosed in the table "Ten Year Option Repricing" set forth below.
(3) Includes certain payments and Option Re-grant made pursuant to a severance agreement between Mr. Gain and the Company. See "Certain Relationships and Related Transactions."
(4) These amounts represent the value of life insurance policies on the life of Mr. Gain maintained by the Company until February 1998, under a split dollar insurance agreement between the Company and New York Life Insurance Company, where the Company paid $5,992, $5,963, and $22,669. in Fiscal Years 1996, 1997 and 1998, respectively, of total premiums of $6,787, $6,787, and 30,653 respectively.
(5) Consists of sales commissions paid to Ms. Ouellette for each respective fiscal year.
(6) Consists of re-location expenses paid to Mr. Grant in connection with his becoming an officer of the Company.
(7) Consists of sales commissions received by Mr. Grant.
(8) Consists of a payment made pursuant to a severance agreement between Mr. Wick and the Company.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE
                                                                            VALUE AT
                                                                         ASSUMED ANNUAL
                                                                       PRICE APPRECIATION
                                                                         OF STOCK PRICE
                                                                         OF STOCK PRICE
                                                                          APPRECIATION
                                     INDIVIDUAL GRANTS(1)              FOR OPTION TERM(2)
                         -------------------------------------------- ---------------------
                                    % OF TOTAL
                                     OPTIONS
                         SECURITIES GRANTED TO
                         UNDERLYING EMPLOYEES  EXERCISE OR
                          OPTIONS   IN FISCAL  BASE PRICE  EXPIRATION
          NAME            GRANTED   YEAR 1998   ($/SHARE)     DATE      5% ($)    10% ($)
          ----           ---------- ---------- ----------- ---------- ---------- ----------
C. Raymond Boelig.......  100,000     10.32%      $4.38     7/14/07   $  275,456 $  698,059
Dennis T. Gain..........   10,000      1.32%      $3.58     9/29/00   $   13,327 $   37,047
                           30,000      3.10%      $3.12     4/27/00   $   14,802 $   26,332
                            8,000      0.83%      $1.10     4/29/99   $   18,735 $   20,282
                           10,000      1.32%      $3.58     9/29/00   $    1,091 $    5,828
Neil M. Rossen..........   50,000      5.16%      $3.25     12/4/07   $  110,715 $  285,891
                           25,000      2.58%      $3.25     4/11/07   $   51,098 $  129,492
John A. Hilton..........    8,000      0.83%      $3.25     9/29/05   $   13,302 $   32,278
                            7,500      0.77%      $3.25     7/26/06   $   13,978 $   34,713
Joyce A. Ouellette......   28,500      3.04%      $3.25     9/29/05   $   49,051 $  119,026
A. Lorne Grant..........  100,000     10.32%      $3.25     4/11/07   $  204,391 $  517,966
James J. Wick...........    8,000      0.83%      $3.25     9/29/05   $   13,302 $   32,278
                            7,500      0.77%      $3.25     7/26/06   $   13,978 $   34,713

--------
(1) Stock options were granted under the Company's 1993 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options have a term of ten years from the date of grant (with the exception of Mr. Gain which have a term of 5 years from date of grant) and become exercisable as to 20% of the shares covered on the anniversary of the date of grant for each of the next five years.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. these numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the Company's 1993 Plan, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended March 31, 1998; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at March 31, 1998; and (iv) the value of such unexercised options at March 31, 1998.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                      VALUE OF
                                                                                     UNEXERCISED
                                                            NUMBER OF SECURITIES    IN-THE-MONEY
                                                                 UNDERLYING          OPTIONS AT
                                                           UNEXERCISED OPTIONS AT     MARCH 31,
                                                              MARCH 31, 1998(#)      1998($)(1)
                                                          ------------------------- -------------
                           SHARES
                         ACQUIRED ON  VALUE
NAME                     EXERCISE(#) REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
C. Raymond Boelig.......       0         0           0       100,000           0            0
Dennis T. Gain(2).......       0         0      36,000        34,000      49,360       25,040
Neil M. Rossen..........       0         0      10,000        65,000           0            0
John A. Hilton..........       0         0      27,900        37,600      27,176       22,764
Joyce A. Ouellette......       0         0      41,900        36,100      30,005       19,320
A. Lorne Grant..........       0         0      20,000        80,000           0            0
James J. Wick(3)........       0         0      23,900             0      25,536            0

--------
(1) Value is based on the difference between the option exercise price and the fair market value at March 31, 1998, the fiscal year-end ($3.25 per share as quoted on the Nasdaq National Market), multiplied by the number of shares underlying the option.
(2) All incentive stock options previously granted to Mr. Gain except for 12,000 options of an option grant on April 29, 1994 converted into non-qualified stock options upon termination of employment. Mr. Gain exercised and sold the 12,000 Incentive Stock Options on May 22, 1998.
(3) Mr. Wick's employment with the Company terminated on February 5, 1998. Unvested Options terminated as of May 5, 1998 and may no longer be exercised. Mr. Wick exercised and sold 19,200 options in April 1998.

                           TEN YEAR OPTION REPRICING

  The following table sets forth information concerning the repricing of stock options held by certain executive officers of the Company since December 6, 1995, the date of the Company's initial public offering, including (i) the date of the repricing; (ii) the number of shares subject to the repricing;
(iii) the market price at the time of the repricing; (iv) the exercise price prior to the repricing; (v) the new exercise price; and (vi) the original option term remaining at the date of the repricing.

                                    NUMBER OF                                       LENGTH OF
                                   SECURITIES  MARKET PRICE   EXERCISE            ORIGINAL TERM
                                   UNDERLYING  OF STOCK AT    PRICE AT              REMAINING
                                     OPTIONS     TIME OF      TIME OF      NEW     AT DATE OF
                          DATE OF  REPRICED OR REPRICING OR REPRICING OR EXERCISE REPRICING OR
      NAME               REPRICING AMENDED(#)  AMENDMENT($) AMENDMENT($)  PRICE     AMENDMENT
      ----               --------- ----------- ------------ ------------ -------- -------------
C. Raymond Boelig.......      --        --          --           --         --            --
 President and Chief
 Operating Officer
Dennis T. Gain..........  4/11/97    10,000       $3.25        $7.70       3.58     8.5 years
 Former President, Chief
 Executive Officer and
 Chairman of the Board
Neil M. Rossen..........  4/11/97    50,000       $3.25        $4.50       3.25    9.75 years
 Former Vice President
 and Chief Financial
 Officer
John A. Hilton..........  4/11/97     8,000       $3.25        $7.00       3.25     8.5 years
 Vice President and       4/11/97     7,500       $3.25        $8.75       3.25    9.33 years
 Chief Technology Scien-
  tist
Joyce A. Ouellette......  4/11/97    29,500       $3.25        $7.00       3.25     8.5 years
 Vice President, OEM
 Sales, Business
 Development & ISV
 Relations
James J. Wick...........  4/11/97     8,000       $3.25        $7.00       3.25     8.5 years
 Former Vice President    4/11/97     7,500       $3.25        $8.75       3.25    9.33 years
 and Chief Technology
  Officer

COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

  The Compensation Committee Report set forth below describes the compensation policies applicable to executive officers of the Company, including Mr. Boelig and Mr. Gain during his tenure as the Company's President and Chief Executive Officer.

  Overall Policy. The Company's executive compensation program is designed to be closely linked to corporate performance and equity returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a portion of each executive's compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, the Company ensures that a part of each executive's compensation is closely tied to appreciation in the Company's Common Stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals inherent in the Company's business strategy, to link executive and stockholder interests through equity-based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

  The Compensation Committee determines the compensation of the individuals named in the Summary Compensation Table. The Compensation Committee takes into account the views of the President in reviewing the individual performance of the executives (other than himself).

  The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the executive officer, including insurance and other employee benefits.

  Base Salaries. Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

  Annual salary adjustments are determined by evaluating the financial performance of the Company and of each executive officer, and also takes into account new responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. No particular weight is given to any of these non-financial factors.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus, based primarily on achievement of significant milestones by the Company and the executive. Executive officers were eligible to receive bonuses for Fiscal Year 1998 based upon the achievement of certain milestones by the Company during Fiscal Year 1998.

  Stock Options. Under the Company's Amended and Restated 1993 Stock Option Plan (the "1993 Plan"), which was approved by stockholders, stock options are granted to the Company's executive officers. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and generally vest over five years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless Common Stock price appreciation is achieved, and, once achieved, is maintained and improved upon. In determining the amount of such option grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes into account the size of the executive's awards in the past.

  Option Repricing. On April 11, 1997, the Compensation Committee of the Board of Directors of the Corporation and the Board, approved a reduction in exercise price of certain outstanding stock options granted under the 1993 Plan to then-current employees of the Company who had options with exercise prices ranging from $4.50 to $11.00 per share to $3.25 per share, the fair market value of the Company's Common Stock on April 11, 1997. All other terms and conditions of these options, including vesting schedules and expiration dates, remained unchanged.

  As set forth in the Company's 1993 Plan, stock options are intended to provide incentives to the Company's officers and employees who are critical to the Company's long term success. The Compensation Committee believed that, at their original exercise prices, the disparity between the exercise price of these options and recent market prices of the Company's Common Stock did not provide meaningful incentives to the employees holding these options. The Compensation Committee approved the repricing of these options as a means of ensuring the optionees will continue to have meaningful equity incentives to work toward the success of the Company. The adjustment was deemed by the Compensation Committee to be in the best interest of the Company and its shareholders.

  CEO's and the President's Compensation. The compensation of the Chief Executive Officer and the President reflects consideration and application of the policies described above. While CEO, Mr. Gain was granted a base salary of $160,000 which represented a decrease of approximately 11% from his $180,000 base salary for fiscal year 1997. Mr. Boelig assumed the position of President in February, 1997 at his then current salary of $120,000. Mr. Boelig was granted a salary of $160,000 for fiscal year 1999 which commenced on April 1, 1998.

  Conclusion. Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock appreciation. In Fiscal Year 1998, as in previous years, a substantial portion of the Company's targeted executive compensation consisted of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

By the Compensation Committee,

J. Grant Jagelmen
Morton E. Goulder
Jerry H. Loyd
Patrick J. Sullivan

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

INTERLOCKS

  On July 18, 1997 the Company completed a tender offer for the outstanding shares of SSL, a shareholder of the Company. At the time of the tender offer, Mr. Jagelman, Chairman of the Board of SSL, was a director and shareholder of the Company. Pursuant to the tender offer, the Company exchanged (i) two shares of the Company's Common Stock for fifteen shares of SSL and (ii) one share of the Company's Common Stock for every option to purchase twelve shares of SSL. Concurrent with the completion of the tender offer, all shares of Common Stock of the Company owned by SSL at the time of the tender offer were canceled and the license agreement between the Company and SSL was terminated. As a result of this transaction, the number of outstanding shares of the Company did not change.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Dennis T. Gain, a director of the Company and former President and Chief Executive Officer of the Company, entered into a Separation Agreement with the Company on March 18, 1998. The Separation Agreement provides that the Company shall pay to or on behalf of Mr. Gain: (i) severance payments in an aggregate of $12,000 per month for the next twenty months, (ii) health insurance premium for his then-existing health coverage for the next twenty-four months, (iii) a $1,000 automobile allowance for the next twenty months and. In addition, all incentive stock options previously granted to Mr. Gain, other than 12,000 options of an option grant on April 29, 1994, converted into non-qualified stock options and Mr. Gain exercised and sold the 12,000 Incentive Stock Options on May 22, 1998. Further, the Company sold an automobile purchased by it in March 1997 to Mr. Gain for $28,471, $11,929 below the fair market value of the automobile. The Board of Directors agreed, subject to its fiduciary and other legal duties, to nominate Mr. Gain for election to the Board of Directors at the Annual Meeting. In connection therewith, Mr. Gain agreed to return all proprietary information of the Company, release all claims and causes of action relating to his employment with the Company, and to execute a Non-competition, Non-disclosure and Non-solicitation Agreement with the Company.

  On June 5, 1998, the Company contributed its Open Motion technology and certain assets related thereto having a net book value of approximately $50,000 to 3D Open Motion, LLC, a Delaware limited liability corporation (the "LLC"), established by Mr. Gain, a director of the Company, former President and Chief Executive Officer of the Company and majority owner of the LLC, in exchange for an initial 20% non-voting interest in the LLC. In addition, the Company has an option, exercisable beginning January 1, 1999 through May 31, 1999 upon payment of $250,000 to the LLC, to obtain a 50% discount from the most favorable terms offered to any other customer on all commercial products developed by the LLC. Simultaneously with the Company's contribution, Mr. Gain contributed 291,667 shares of the Company's Common Stock to the LLC. The Company will repurchase the 291,667 shares on June 17, 1998 from the LLC pursuant to its stock buyback plan at $2.40 per share, a 20% discount from the closing price of the Company's Common Stock on the Nasdaq National Market on June 3, 1998, the date on which the Company and the LLC agreed to the terms of their joint venture.

  Mr. Boelig and the Company entered into an Employment Agreement dated April 1, 1998 whereby Mr. Boelig agreed to serve as President and Chief Operating Officer of the Company for a two year period ending March 31, 2000, at an annual salary $160,000 for the first year and a bonus plan pursuant to which Mr. Boelig would be eligible for a bonus up to $100,000 per year upon the attainment of certain goals. In addition, the Board of Directors granted Mr. Boelig a nonqualified stock option to purchase 50,000 shares of Common Stock at an exercise price of $3.25, the fair market value of the Common Stock on April 1, 1998, such option to vest twenty percent (20%) per year over five years. In the event Mr. Boelig is terminated for reasons other than Just Cause (as defined in the Employment Agreement), Mr. Boelig shall receive salary and benefits for twelve months and all options which may become vested within the twelve-month period following such termination (the "Exercise Period") shall become vested and all vested options held by Mr. Boelig pursuant to any option agreement may be exercised at any time within such Exercise Period. Mr. Boelig had previously executed a Non-competition, Non-disclosure and Inventions Agreement with the Company which continues in full force and effect.

  On July 18, 1997, the Company completed a tender offer for the outstanding shares of SSL, a then-shareholder of the Company. At the time of the tender offer, (i) Mr. Jagelman, Chairman of the Board of SSL, was a director and shareholder of the Company. Pursuant to the tender offer, the Company exchanged (i) two shares of the Company's Common Stock for fifteen shares of SSL and (ii) one share of the Company's Common Stock for every option to purchase twelve shares of SSL. Concurrent with the tender offer, all shares of Common Stock of the Company owned by SSL at the time of the tender offer were canceled. As a result of this transaction, the number of outstanding shares of the Company did not change.

  On April 11, 1997, the Compensation Committee of the Board of Directors repriced certain outstanding stock options granted to then-current employees, including options held by Messrs. Gain, Rossen, Hilton, Wick and Ms. Ouellette under the 1993 Plan which had an exercise price ranging from $4.50 to $11.00 to an exercise price equal to $3.25. See "Option Repricing".

                            STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period from December 31, 1995 (the end of the first trading month of the Company's Common Stock) to March 31, 1998, as compared with that of the Nasdaq Market Index and the Computer Peripheral Equipment N.E.C. Index, based on an initial investment of $100 in each on December 31, 1995. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends. The Computer Peripheral Equipment N.E.C. Index consists of 121 publicly traded computer peripheral equipment companies reporting under the same Standard Industrial Classification Code (SIC 3577) as the Company.

                    COMPARISON OF CUMULATIVE TOTAL RETURN
                 OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

--------------------------------FISCAL YEAR ENDING-----------------------------

COMPANY              1995      1996      1996      1997       1997      1998
SPACETEC IMC CORP     100       131.91     43.62      27.66      25.53     27.66
INDUSTRY INDEX        100       104.55    126.48      93.94     124.56    145.21
BROAD MARKET          100       104.62    120.90     114.76     148.31    173.82

                        INFORMATION CONCERNING AUDITORS

  The firm of Ernst & Young LLP, independent accounts has audited the Company's accounts for a number of years and will do so for the fiscal year ending March 31, 1999. Representatives of Ernst & Young LLP have been invited to attend the Annual Meeting.

                             STOCKHOLDER PROPOSALS

  The Company's Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Chairman of the Board of Directors, the President or the Clerk of the Company not less than 50 days nor more than 75 days before the meeting, unless less than 65 days' notice or public disclosure of the date of the meeting is given, in which case the stockholder's notice must be received within 15 days following the day on which such notice or disclosure of the date of the annual meeting was marked or public disclosure was made. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the Fiscal Year 1999 Annual Meeting of Stockholders and desires that it be considered for inclusion in the Company's proxy statement and form of proxy, it must be received by the Company at the Boott Mills, 100 Foot of John Street, Lowell, Massachusetts 01852-1126, Attention: C. Raymond Boelig, no later than February 22, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's executive officers and directors and persons who own beneficially more than ten percent of the Company's equity securities are required under Section 16(a) of the Exchange Act to file reports of ownership and changes of ownership of Company securities with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during Fiscal Year 1998 the Company's executive officers, directors, and 10% beneficial owners complied with all applicable
Section 16(a) filing requirements, except that (i) John A. Hilton reported in a Form 4 filed April 10, 1998 a grant of an option to purchase 7,500 shares of Common Stock for which a Form 5 was due on May 15, 1997, (ii) J. Grant Jagelman reported in a Form 5 filed May 15, 1998 the sale of 20,000 shares of Common Stock for which a Form 4 was due March 10, 1998, and (iii) SSL reported in a Form 5, filed by J. Grant Jagelman on May 15, 1998 the purchase of 1,170 shares which should have been reported in a Form 5 due on May 15, 1997.

                                 OTHER MATTERS

  The Board of Directors does not know of any business to come before the Annual Meeting other than the matters described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

P                          SPACETEC IMC CORPORATION
R
O                  Proxy for Annual Meeting of Stockholders
X
Y                                July 30, 1998

                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints C. Raymond Boelig and John M. Hession, and each or both of them, proxies, with full power of substitution to vote all shares of stock of Spacetec IMC Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, July 30, 1998, at 10:00 a.m., local time, at The American Textile History Museum, 491 Dutton Street, Lowell, Massachusetts 01854 and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 22, 1998, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

                CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

                                                                 ---------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                 ---------------

                Please Detach and Mail in the Envelope Provided



A [X] Please mark your votes as in this example.


1. Proposal to elect two directors to serve a three-year term as Class III Directors

                   FOR                             WITHHELD
              both nominees                   from both nominees
                  [___]                              [___]


INSTRUCTIONS: To withhold your vote for any individual nominee write the nominee's name on the space provided below.


--------------------------------------------------------------------------------

Nominees:       Dennis T. Gain
                Morton E. Goulder

2. To transact such other business as may properly come before the meeting and any adjournments thereof.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

                                                           MARK HERE
                                                           FOR ADDRESS     [___]
                                                           CHANGE AND
                                                           NOTE AT LEFT



Signature                                       Date
         -------------------------------------      -----------------


Signature                                       Date
         -------------------------------------      -----------------


Note: (Please sign exactly as your name appears hereon. If signing as attorney, executer, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)